January 24, 2007

Securities and Exchange Commission

Washington, DC 20549

Commissioners:

We have read Circuit Research Labs, Inc.’s statements included under Item 4.01 of its From 8-K filed on January 24, 2007, and we agree with such statements concerning our firm.

Altschuler Melvoin and Glasser LLP